Exhibit 99.1

December 2, 2016	PRESS RELEASE

BankGuam Holding Company

Declares 4th Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.5% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Monday, November 28, 2016. The dividends will be paid on December 30, 2016, to shareholders of record as of December 15, 2016.

BankGuamHolding Company President and Chair of the Board, Lou A. Leon Guerrero stated, “I am happy to report that we have met our financial performance for this quarter, thus allowing us to once again provide a return on our shareholder’s investment.”

CONTACT:	BankGuam Holding Company
William D. Leon Guerrero, EVP and COO
(671) 472-5273